Exhibit 99

PRESS RELEASE

For Release:	February 2, 2017
Nasdaq:	MFNC
Contact:	Paul D. Tobias, (248) 290-5901 / ptobias@bankmbank.com
Jesse A. Deering, (248) 290-5906 /jdeering@bankmbank.com
Website:	www.bankmbank.com

MACKINAC FINANCIAL CORPORATION

REPORTS 2016 FOURTH QUARTER AND ANNUAL RESULTS INCLUDING TWO ACQUISITIONS WITH FULL OPERATIONAL INTEGRATION

Manistique, Michigan — Mackinac Financial Corporation (Nasdaq: MFNC) (the “Corporation”), the bank holding company for mBank, today announced 2016 net income of $4.48 million, or $.72 per share, compared to net income $5.60 million, or $.90 per share, in 2015.  The 2016 results include expenses related to the acquisitions of Niagara Bancorporation, Inc. (“Niagara”) and First National Bank of Eagle River (“Eagle River”). Year-to-date transaction related expenses, largely associated with the early termination of the Eagle River data processing system, totaled $3.10 million with an after-tax impact of $2.05 million on earnings that equated to $.33 per share. Adjusted core net income (exclusive of all transaction-related expenses) for 2016 was $6.53 million, or $1.05 per share.

Net income for the fourth quarter ended December 31, 2016 increased 6.6% to $1.70 million, or $0.27 per share, compared to $1.60 million, or $0.26 per share, in the prior year period.  Acquisition-related expenses of $.18 million in the fourth quarter reduced net income by $.11 million, or $0.02 per share, on an after tax basis. The adjusted core net income for the fourth quarter of 2016 (exclusive of all transaction related expenses) was $1.81 million, or $0.29 per share.  No further transaction related expenses are anticipated from Eagle River or Niagara in 2017.

mBank, the Corporation’s primary asset, recorded net income of $6.05 million in 2016, compared to $6.94 million, in 2015.  Acquisition-related expenses totaled $2.66 million, with an after-tax impact of $1.75 million.  Adjusted core net income (exclusive of all transaction-related expenses) for 2016 was $7.80 million.

Total assets of the Corporation at December, 31 2016 were $983.52 million, compared to $739.27 million at December 31, 2015.  Shareholders’ equity at December 31, 2016 totaled $78.61 million, compared to $76.60 million at December 31, 2015. The book value per share equated to $12.55 compared to $12.32 per share a year ago.  Year-end tangible book value was $11.29 per share and the per share market price was $13.47, or 119%. Weighted average shares outstanding totaled 6,236,067 for year-end 2016 compared to 6,241,921 for the same period in 2015.

Key highlights for the 2016 results include:

•                  The 2016 acquisitions of Niagara and Eagle River added approximately $194 million in assets, $115 million in loan balances and $163 million in core deposits to the Corporation.  Since the December 2014 Peninsula Financial Corporation acquisition, the Corporation has grown assets, including organic growth, approximately $370 million from $613.94 million to the current $983.52 million, an increase of 60%.

•                  Total interest income of $37.98 million for 2016 compared to $33.51 million for the same period in 2015.

•                  Total new loan production for 2016 was $301.9 million versus $234.70 million for the same period in 2015, an increase of $67.20 million, or 29%.

•                  Net Interest Margin remains very good at 4.19%. Net interest income before loan provisions increased from $29.12 million in 2015 to $33.10 million in 2016, a 14% increase.

•                  Credit quality at the bank remains strong with a Texas Ratio of 11.76% compared to 6.34% one year ago, and nonperforming assets of $8.91 million, or .91% of total assets, compared to $4.86 million, or .66 % of total assets, for the same period in 2015.  The change in credit quality metrics is predominately due to the acquired loan portfolios of Eagle River and Niagara.  The Corporation’s pre-transaction diligence has been accurate to date as to the purchase accountings marks associated with both loan portfolios, and management remains comfortable with the overall carrying values.

•                  Increased contribution from secondary mortgage market activity with loans totaling $53.2 million.  2016 Income from this source totaled $1.58 million compared to $1.07 million for 2015, equating to an increase of 47% in overall production.

•                  Gains on sold SBA (Small Business Administration) loan premiums for 2016 were $.90 million compared to $.61 million for the same period of 2015.

Loans Growth and Production

Total loans at year-end 2016 were $781.86 million, a $163.47 million increase equating to 26% from $618.39 million at December 31, 2015.  Eagle River and Niagara accounted for approximately 18% of the total.  In addition to the aforementioned balance sheet totals, the Corporation services $221.35 million of sold mortgage loans and $52.98 million of sold SBA and USDA loans. Total loans under management equal $1.06 billion.  Legacy company loan growth (excluding Eagle River and Niagara) was $50.31 million, or 8.1%, with the largest sector increase in our commercial lending area which grew approximately 12.5% in 2016 totaling over $56 million. Balance sheet retail loans, predominantly mortgage, decreased by approximately 11.5% primarily due to client refinances into secondary market mortgage loans.

Total new loan production for 2016 was $301.9 million versus $234.70 million for the same period in 2015, an increase of $67.10 million, or 29%.  Commercial production accounted for $169.40 million and aggregate mortgage (mainly 1-4 family) and consumer production was $132.5 million.  The Upper Peninsula region contributed $163.30 million, Northern Lower Peninsula $58.9 million, Southeast Michigan $60.9 million and the newly acquired Wisconsin markets $18.8 million.  Commenting on new loan production and overall lending activities, Kelly W. George, President and CEO of mBank stated “We are very pleased with the new loan opportunities and production in all of our markets. Loan production is up over $67 million from the prior year with all business lines experiencing large increases from 2015 levels. This increase includes SBA lending, which outpaced prior year results and remains a key initiative for our company to help our local markets and businesses get access to capital to expand and grow their economic bases. As can be seen, our legacy bank footprint in Michigan had a strong year of loan production and generated solid organic growth to augment the pickup in loans from both acquisitions. Both of those acquisitions also helped with the overall mix and improved the granularity of our loan portfolio.  We are also very excited about the momentum in our new markets in Wisconsin and the opportunities to develop new client relationships and build on existing ones now that all operational and cultural items have been fully integrated.”

Credit Quality

Nonperforming loans totaled $4.12 million, .53% of total loans at December 31, 2016, up $1.585 million from 2015 balances of $2.539 million. Total loan delinquencies greater than 30 days resided at a nominal .83%, or $6.47 million. Mr. George, commenting on credit quality, stated, “Our credit quality metrics remain strong with no systematic issues within our loan book as we remain vigilant to ensure continued prudent underwriting standards and not stretch for loans that do not meet our policy guidelines. The slight increase in metrics is related to the acquired loan portfolios through our 2016 acquisitions, similar to what we experienced in 2014 with the Peninsula Bank (“Pen”) acquisition.  These metrics are expected to normalize in 2017 as they did with Pen.  We remain comfortable with our purchase accounting marks and corresponding accretion levels from both transactions this year.  We further believe our loan loss reserve methodology will continue to adequately support total reserves when combining all purchase accounting marks and mBank standalone loans.”

Margin Analysis

2016 net interest income and net interest margin were $33.10 million and 4.19%, compared to $29.12 million and 4.30%, for 2015.  The increase in net interest income was due to the Niagara and Eagle River acquisitions as well as organic loan growth from the legacy operations.  The Corporation also had increased net interest contribution due to the accretive attributes associated with the purchase accounting adjustments related to the three acquisitions completed in the past two years. Mr. George stated, “We have been successful in maintaining our strong net interest margin within this historically low interest rate cycle through the use of both core and wholesale funding strategies coupled with disciplined loan pricing. With expected future rate increases on the horizon, we will be proactive in reviewing both loan and core deposit pricing in our markets in an effort to continue to maximize margin dollars without taking any undue long term interest rate risk.  The bank’s balance sheet remains short term in nature and prudently structured to take advantage of any future movements upward in short term interest rates which will be beneficial for future earnings.”

Deposits

Total deposits of $823.51 million at December 31, 2016 increased by $213.19 million (including approximately $163 million of core deposits from the Niagara and Eagle River acquisitions accounting for 76% of the total increase) from deposits of $610.32 million on December 31, 2015.  Mr. George, commenting on overall deposits and liquidity, stated, “The company maintains a strong liquidity position with many different funding sources to support loan growth and operations. We remain committed to growing core deposits in our local communities through a very competitive product and service mix. We will also continue to utilize alternative funding sources such as internet CDs and managed levels of wholesale deposits to adequately position the liability side of our balance sheet to best match up our asset durations for long term sustainability of our margin.”

Noninterest Income/Expense

Noninterest income, at $4.15 million for 2016, increased $.26 million from $3.89 million in 2015.  The primary reason for the improvement was increased year over year activity in the secondary mortgage market as well as SBA gains.  Income from sold secondary mortgages totaled $1.58 million compared to $1.07 million in 2015 while SBA gains were $.90 million compared to $.61 million in 2015.  Noninterest expense, at $29.88 million in 2016, increased $6.00 million from 2015. The 2016 increase was largely attributable to the acquisition costs including the aforementioned Eagle River data processing termination fee. There were also customary increases in salaries and benefits given additional employees and increased occupancy expense due to the acquired branch offices. Consistent with management’s operating diligence prior to both acquisitions, the Corporation has reached the expected levels of overall efficiencies and targeted accretion levels of earnings.

Assets and Capital

Total assets of the Corporation at December 31, 2016 were $983.52 million, up $244.25 million from the $739.27 million reported at year-end 2015, with approximately $194 million attributable to the acquisitions in 2016. The Corporation is “adequately” capitalized and the Bank is “well-capitalized” with Total Capital to Risk Weighted Assets at the Corporation of 9.45% and 11.92% at the Bank.

Paul D. Tobias, Chairman and Chief Executive Officer of the Corporation commented, “Mackinac remains focused on expanding our community oriented and client focused bank through both organic growth and through targeted accretive acquisition opportunities.  Our two 2016 transactions in Niagara and Eagle River complemented our legacy markets very well, providing more operating leverage and scale to drive higher monthly core earnings and increased market deposits and loans for a better mix of both. Our experienced management team and culture will remain focused on developing shareholder value through sound decision making and execution.

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $950 million and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 22 branch locations; twelve in the Upper Peninsula, three in the Northern Lower Peninsula, one in Oakland County, Michigan and

seven in Northern Wisconsin.  The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance.  These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission.  These and other factors may cause decisions and actual results to differ materially from current expectations.  Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	As of and for the	As of and for the
	Year Ending	Year Ending
	December 31,	December 31,
(Dollars in thousands, except per share data)	2016	2015
	(Unaudited)	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$983,520	$739,269
Loans	781,857	618,394
Investment securities	86,273	53,728
Deposits	823,512	610,323
Borrowings	67,579	45,754
Shareholders’ equity	78,609	76,602

Selected Statements of Income Data:
Net interest income	$33,098	$29,120
Income before taxes	6,766	7,929
Net income	4,483	5,596
Income per common share - Basic	.72	.90
Income per common share - Diluted	.71	.89
Weighted average shares outstanding	6,236,067	6,241,921
Weighted average shares outstanding- Diluted	6,289,149	6,273,321

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.19%	4.30%
Return on average assets	.52	.76
Return on average equity	5.73	7.41

Average total assets	$865,573	$738,688
Average total shareholders’ equity	78,300	75,545
Average loans to average deposits ratio	98.14%	100.52%

Common Share Data at end of period:
Market price per common share	$13.47	$11.49
Book value per common share	12.55	12.32
Tangible book value per share	11.29	11.54
Dividends per share, annualized	.400	.400
Common shares outstanding	6,263,371	6,217,620

Other Data at end of period:
Allowance for loan losses	$5,020	$5,004
Non-performing assets	$8,906	$4,863
Allowance for loan losses to total loans	.64%	.81%
Non-performing assets to total assets	.91%	.66%
Texas ratio	11.76%	6.34%

Number of:
Branch locations	22	17
FTE Employees	222	173

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2016	2015
	(Unaudited)	(Audited)
ASSETS

Cash and due from banks	$44,620	$25,005
Federal funds sold	2,135	3
Cash and cash equivalents	46,755	25,008

Interest-bearing deposits in other financial institutions	14,047	5,089
Securities available for sale	86,273	53,728
Federal Home Loan Bank stock	2,911	2,169

Loans:
Commercial	543,573	450,275
Mortgage	218,171	152,272
Consumer	20,113	15,847
Total Loans	781,857	618,394
Allowance for loan losses	(5,020)	(5,004)
Net loans	776,837	613,390

Premises and equipment	15,891	12,524
Other real estate held for sale	4,782	2,324
Deferred tax asset	10,035	9,213
Deposit based intangibles	2,172	1,076
Goodwill	5,694	3,805
Other assets	18,123	10,943

TOTAL ASSETS	$983,520	$739,269

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$164,179	$122,775
NOW, money market, interest checking	286,622	202,784
Savings	58,315	30,882
CDs<$250,000	141,629	124,084
CDs>$250,000	8,489	8,532
Brokered	164,278	121,266
Total deposits	823,512	610,323

Borrowings	67,579	45,754
Fed funds purchased	6,000	—
Other liabilities	7,820	6,590
Total liabilities	904,911	662,667

SHAREHOLDERS’ EQUITY:
Preferred stock - No par value:
Authorized 500,000 shares, Issued and outstanding - none	—	—
Common stock and additional paid in capital - No par value
Authorized - 18,000,000 shares
Issued and outstanding - 6,263,371 and 6,217,620; shares respectively	61,583	61,133
Retained earnings	17,206	15,221
Accumulated other comprehensive income
Unrealized (loss) gains on available for sale securities	(102)	297
Minimum pension liability	(78)	(49)

Total shareholders’ equity	78,609	76,602

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$983,520	$739,269

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2016	2015	2014
	(Unaudited)	(Audited)	(Audited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$36,078	$32,034	$26,461
Tax-exempt	64	13	30
Interest on securities:
Taxable	1,322	1,095	962
Tax-exempt	220	162	64
Other interest income	299	209	152
Total interest income	37,983	33,513	27,669

INTEREST EXPENSE:
Deposits	3,322	3,251	3,218
Borrowings	1,563	1,142	924
Total interest expense	4,885	4,393	4,142

Net interest income	33,098	29,120	23,527
Provision for loan losses	600	1,204	1,200
Net interest income after provision for loan losses	32,498	27,916	22,327

OTHER INCOME:
Deposit service fees	995	836	701
Income from mortgage loans sold on the secondary market	1,575	1,071	637
SBA/USDA loan sale gains	897	610	757
Mortgage servicing income - net	(40)	547	675
Net security gains	150	455	54
Other	576	370	288
Total other income	4,153	3,889	3,112

OTHER EXPENSE:
Salaries and employee benefits	14,582	12,449	10,303
Occupancy	2,680	2,424	2,129
Furniture and equipment	1,749	1,551	1,268
Data processing	1,620	1,381	1,150
Advertising	620	507	449
Professional service fees	1,169	1,270	1,163
Loan and deposit	1,296	955	699
Writedowns and losses on other real estate held for sale	202	332	280
FDIC insurance assessment	488	506	362
Telephone	528	455	327
Transaction related expenses	3,101	—	2,475
Other	1,850	2,046	2,005
Total other expenses	29,885	23,876	22,610

Income before provision for income taxes	6,766	7,929	2,829
Provision for (benefit of) income taxes	2,283	2,333	1,129

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$4,483	$5,596	$1,700

INCOME PER COMMON SHARE:
Basic	$.72	$.90	$.30
Diluted	$.71	$.89	$.30

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	December 31,	December 31,
	2016	2015
	(Unaudited)	(Unaudited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$121,861	$102,620
Hospitality and tourism	68,025	41,300
Lessors of residential buildings	27,590	25,930
Gasoline stations and convenience stores	20,509	21,647
Logging	19,903	17,346
Commercial construction	11,505	15,330
Other	274,180	226,102
Total Commercial Loans	543,573	450,275

1-4 family residential real estate	205,945	140,502
Consumer	20,113	15,847
Consumer construction	12,226	11,770

Total Loans	$781,857	$618,394

Credit Quality (at end of period):

	December 31,	December 31,
	2016	2015
	(Unaudited)	(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$3,959	$2,353
Loans past due 90 days or more	—	32
Restructured loans	165	154
Total nonperforming loans	4,124	2,539
Other real estate owned	4,782	2,324
Total nonperforming assets	$8,906	$4,863
Nonperforming loans as a % of loans	1.14%	.41%
Nonperforming assets as a % of assets	.91%	.66%
Reserve for Loan Losses:
At period end	$5,020	$5,004
As a % of average loans	.71%	.83%
As a % of nonperforming loans	1.22%	197.09%
As a % of nonaccrual loans	1.27%	212.66%
Texas Ratio	11.76%	6.34%

Charge-off Information (year to date):
Average loans	$703,047	$602,904
Net charge-offs (recoveries)	$584	$1,340
Charge-offs as a % of average loans	.08%	.22%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	December 31	September 30	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
BALANCE SHEET (Dollars in thousands)

Total loans	$781,857	$756,804	$725,635	$618,625	$618,394
Allowance for loan losses	(5,020)	(4,862)	(4,733)	(4,824)	(5,004)
Total loans, net	776,837	751,942	720,902	613,801	613,390
Total assets	983,520	959,121	892,328	732,932	739,269
Core deposits	650,745	660,867	579,606	473,761	480,525
Noncore deposits	172,767	146,313	158,757	119,217	129,798
Total deposits	823,512	807,180	738,363	592,978	610,323
Total borrowings	67,579	67,730	70,604	56,454	45,754
Total shareholders’ equity	78,609	78,285	77,081	77,395	76,602
Total tangible equity	70,743	70,356	69,916	72,544	71,721
Total shares outstanding	6,263,371	6,263,371	6,226,246	6,231,246	6,217,620
Weighted average shares outstanding	6,263,371	6,238,756	6,227,730	6,214,083	6,225,614

AVERAGE BALANCES (Dollars in thousands)

Assets	$958,781	$930,353	$834,674	$737,088	$733,035
Loans	771,279	734,702	689,462	615,684	613,846
Deposits	800,508	780,265	679,183	604,363	602,857
Equity	78,406	78,027	79,481	77,284	75,871

INCOME STATEMENT (Dollars in thousands)

Net interest income	$9,118	$8,696	$7,996	$7,288	$7,365
Provision for loan losses	250	200	150	—	349
Net interest income after provision	8,868	8,496	7,846	7,288	7,016
Total noninterest income	1,141	1,489	896	627	1,142
Total noninterest expense	7,509	7,285	8,893	6,198	6,306
Income before taxes	2,500	2,700	(151)	1,717	1,852
Provision for income taxes	802	922	(26)	585	259
Net income available to common shareholders	$1,698	$1,778	$(125)	$1,132	$1,593
Income pre-tax, pre-provision	$2,750	$2,900	$(1)	$1,717	$2,201

PER SHARE DATA

Earnings	$.27	$.29	$(.02)	$.18	$.26
Book value per common share	12.55	12.50	12.38	12.42	12.32
Tangible book value per share	11.29	11.23	11.23	11.64	11.54
Market value, closing price	13.47	11.49	11.01	10.25	11.49
Dividends per share	.100	.100	.100	.100	.100

ASSET QUALITY RATIOS

Nonperforming loans/total loans	1.14%	.62%	.46%	.28%	.50%
Nonperforming assets/total assets	.91	.83	.76	.60	.73
Allowance for loan losses/total loans	.64	.64	.65	.78	.81
Allowance for loan losses/nonperforming loans	1.22	104.13	142.52	280.96	197.09
Texas ratio	11.76	10.55	9.13	5.61	6.34

PROFITABILITY RATIOS

Return on average assets	.70%	.76%	(.06)%	.62%	.86%
Return on average equity	8.62	9.06	(.63)	5.89	8.33
Net interest margin	4.14	4.18	4.19	4.33	4.34
Average loans/average deposits	96.35	94.16	101.51	101.87	101.82

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	7.18%	7.29%	7.68%	9.55%	9.81%
Tier 1 capital to risk weighted assets	8.80	8.22	8.76	10.82	10.23
Total capital to risk weighted assets	9.45	8.81	9.39	11.57	11.94
Average equity/average assets (for the quarter)	8.18	8.39	9.52	10.49	11.19
Tangible equity/tangible assets (at quarter end)	7.25	7.40	7.90	9.96	9.77